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                                                                   EXHIBIT 10.11


                           DIRECT MARKETING AGREEMENT


                                  BY AND AMONG

                            GOLF ONE INDUSTRIES, INC.

                                       AND

                        GARY PLAYER GOLF EQUIPMENT, INC.


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                           DIRECT MARKETING AGREEMENT

         DIRECT MARKETING AGREEMENT dated this 1st day of November, 1996 by and among Gary Player Golf Equipment, Inc., a Florida corporation ("GPGE"), whose address is 3930 RCA Boulevard, Suite 3001, Palm Beach, Florida, 33410, and Golf One Industries, Inc., a Delaware corporation ("GOLF ONE"), whose address is 2811 Airpark Drive, Santa Maria, California 93455. Capitalized terms used in the Recitals shall have the meanings set forth in this Agreement.

         WHEREAS, Golf One is in the business of manufacturing, marketing and selling golf clubs on a Direct Marketing Basis;

         WHEREAS, GPGE has the exclusive right to use the name "Gary Player" in the Exploitation on a Direct Marketing Basis of Direct Marketing Products;

         WHEREAS, GPGE desires that Golf One manufacture, market and sell and otherwise Exploit a line of golf clubs incorporating the words "by Gary Player" in conjunction with a specific name or names and related symbols, designs and logos;

         WHEREAS, GPGE may desire to assign its rights and obligations under this Agreement to Gary Player Holdings, an entity to be formed.

         NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto do hereby agree as follows:




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1.       GRANT OF RIGHTS; DEFINITIONS

         (a) GPGE hereby grants to Golf One, effective immediately, the exclusive right and license (the "RIGHT") for the Term to use the Mark in the Exploitation on a Direct Marketing Basis of Direct Marketing Products, in the Licensed Territory; provided, however, that the right to market and distribute Golf Accessories shall be limited to promotional purposes only. The Right shall include and encompass without limitation each and every Intellectual Property Right arising or existing in connection with, with respect to, or embodied in, the Mark and the Direct Marketing Products. Notwithstanding anything herein to the contrary, it is understood that GPGE retains the rights to use the name "Gary Player" (other than in combination with the words, names or symbols constituting a Mark hereunder) in the Exploitation on a Direct Marketing Basis of products, goods and services other than golf clubs; provided, however, that the foregoing shall not be deemed to authorize GPGE to Exploit (and GPGE agrees not to Exploit) the Mark for any purpose other than as contemplated by Section 17 hereunder.

         (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "AFFILIATE" shall mean, with respect to any specified Person, (a) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person and/or, (b) any other Person who is a 10% equity holder, director, officer, partner or trustee of the specified Person or a Person described in clause (a) of this definition or any spouse or relative of the specified Person or any such other Person.

         "ARTWORK" shall mean photographs, film footage and video footage.

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         "COMPONENT COST" with respect to a set of golf clubs shall mean the purchase price paid by Golf One for the components of such golf clubs, including, without limitation, heads, shafts and grips; "Component Cost" shall include, in addition to the purchase price for the components, taxes, shipping, handling, insurance and other payments to third parties in connection with the purchase of such components; provided, however, that the Component Cost shall not include any compensation expense or overhead of Golf One.

         "CONFIDENTIAL INFORMATION" with respect to Golf One shall mean any information which is provided to or made available to any GPGE Representative in connection with this Agreement and the transactions contemplated hereby, except information which is generally available to the public other than as a result of disclosure by a GPGE Representative or was otherwise available to GPGE on a non-confidential basis prior to disclosure to a GPGE Representative.

         "DIRECT MARKETING BASIS" shall mean, in the context of marketing and sales of Direct Marketing Products, marketing and sales through infomercials, telemarketing, Internet or other computer systems, direct mail, CD-ROM, and other direct response marketing channels.

         "DIRECT MARKETING PRODUCTS" shall mean (i) golf clubs, including, but not limited to Woods, Irons and Specialty Clubs, including Drivers, Wedges, Chippers and Putters, which incorporate the Mark; and (ii) Golf Accessories which incorporate the Mark.

         "EXHIBIT" shall mean to produce, transmit, broadcast, telecast, cable cast, display, exhibit, project, perform, reproduce, publicize, or otherwise use.

         "EXPLOIT" shall mean use, promote, advertise, affix, copy, Exhibit, distribute, manufacture, sell, market, rent, modify, create derivative works from, practice or otherwise


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exploit in all forms in any and all media.

         "FULLY DILUTED SHARES OUTSTANDING" as of any date shall mean the sum of
(a) the number of shares of Common Stock of Golf One outstanding on such date, plus (b) the number of shares of Common Stock of Golf One subject to options or warrants which are outstanding as of such date; and (c) the number of shares of Common Stock of Golf One which may be issued upon conversion of securities outstanding on such date.

         "GOLF ACCESSORIES" shall mean any product used in connection with golf including, without limitation, hats, clothing, towels, umbrellas, bags, balls and videos relating to golf.

         "GPGE REPRESENTATIVE" shall mean GPGE, Player, any Affiliate of GPGE or Player, and all officers, directors, employees, agents, advisors, representatives and attorneys for GPGE, Player or any Affiliate of GPGE or Player.

         "INITIAL PUBLIC OFFERING" shall be the initial public offering by Golf One of Common Stock pursuant to a registration statement filed with and declared effective by Securities and Exchange Commission under the Securities Act.

         "INITIAL QUARTER" shall mean the earlier of the calendar quarter commencing April 1, 1997 and ending June 30, 1997 or the calendar quarter in which Golf One first has Net Receipts.

         "INTELLECTUAL PROPERTY RIGHTS" shall mean each and every right now or hereafter recognized and enforced under the trademark, service mark, copyright, patent, trade secret and all other intellectual and/or industrial property laws, whether existing by statute and/or at common law, of each jurisdiction within the Licensed Territory.

         "LICENSED TERRITORY" shall mean the United States and Canada and such other territories


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which may be added pursuant to Section 4 of this Agreement.

         "MARK" shall mean the words "by Gary Player" used in combination with one or more other words, derivatives of such combinations, and those certain other names, symbols, designs, logos, trademarks and service marks which are deemed part of the "Mark" pursuant to Section 5 of this Agreement.

         "MINIMUM ROYALTY" for any Royalty Year shall mean the following: (i) $200,000 for the first Royalty Year; and (ii) for each successive Royalty Year, an amount equal to 120% of the Minimum Royalty for the prior Royalty Year; provided, however, that the Minimum Royalty for any year shall not exceed $2.5 million. For example, the Minimum Royalty for the second Royalty Year shall be 120% multiplied by $200,000, or $240,000. There is no Minimum Royalty prior to the first Royalty Year.

         "MINIMUM SALES REQUIREMENT" for any Royalty Year shall mean Net Receipts equal to or greater than the Minimum Royalty for such Year divided the applicable Royalty Rate.

         "NET RECEIPTS" during any period shall mean all amounts received by Golf One from the sale of Direct Marketing Products during such period excluding amounts attributable to actual out-of-pocket payments for taxes and shipping, less Refunds received during such period.

         "PACKAGING" shall mean any packaging, wrapping, advertising, promotional or other materials associated with Direct Marketing Products.

         "PERSON" shall mean individual, corporation, partnership, association, limited liability company, trust or other entity.

         "REFUNDS" shall mean amounts refunded by Golf One for product returns, damaged


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products, cancelled orders or otherwise relating to Direct Marketing Products.

         "ROYALTY QUARTER" shall mean a calendar quarter commencing with the Initial Quarter.

         "ROYALTY RATE" shall mean 7% with respect to the first $5,000,000 of Net Receipts, and 6% with respect to Net Receipts in excess of $5,000,000.

         "ROYALTY STATEMENT" shall mean a Royalty Statement as defined in
Section 2(c) of this Agreement.

         "ROYALTY YEAR" shall mean a one-year period during the Term which commences on the first day of the Initial Quarter or any annual anniversary thereof.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "TERM" The term of the License shall be for a period stated as the Term on Schedule A to this Agreement.

         "TRANSFER" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration.

 2. CONSIDERATION

     (a) Golf One shall pay to GPGE a non-recoupable marketing fee equal to $25,000 each quarter during the Term, commencing with the date of this Agreement.

     (b) Golf One shall pay to GPGE royalties based on Net Receipts, as described in this Section 2. Within 30 days following the end of each Royalty Quarter commencing with the Initial Quarter, Golf One shall pay to GPGE as royalties an amount equal to:

         (i) the greater of (A) an amount equal to (I) the applicable Royalty Rate multiplied by 100% of Net Receipts for such Royalty Year through the end of such Royalty Quarter, minus

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(II) as a reserve, the applicable Royalty Rate multiplied by 35% of Net Receipts during such Royalty Quarter; or (B) the Minimum Royalty for such Royalty Year multiplied by a fraction, the numerator of which is the number of Royalty Quarters during such Royalty Year which have passed through the end of such Royalty Quarter and the denominator of which is 4; minus

         (ii) all royalties paid prior to that date by Golf One to GPGE with respect to such Royalty Year.

     An example of the royalty calculation is set forth in Exhibit B to this Agreement.


     (c) Golf One shall send to GPGE a complete and detailed royalty statement ("ROYALTY STATEMENT") together with any payment for the amount of royalties due to GPGE shown on such Statement within 30 days following the end of each calendar quarter during the Term. Each such Royalty Statement shall set forth the applicable Royalty Rate, quantities sold and Net Receipts (or range of Net Receipts) for each type of Direct Marketing Product sold during such period and the amounts of Refunds by type of Direct Marketing Product during such period. Each Royalty Statement shall be certified by a principal officer of Golf One as being true, accurate and complete and Golf One shall simultaneously therewith pay to GPGE such sums as indicated in the Statement for the period to which the Statement refers as may be due and payable to GPGE. In the event, however, GPGE desires and so notifies Golf One, Golf One shall make any and all of such payments by wire and cable transfer to such bank account(s) or similar institutional banking association in the United States and United Kingdom as GPGE may designate in writing from time to time. Each such statement and payment shall be conclusive and binding upon GPGE unless GPGE shall object within two years following receipt of such statement.

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     (d) As further consideration for the Right, upon the Company issues and sells its Common Stock in its Initial Public Offering by Golf One, Golf One agrees to issue to GPGE a number of shares of its Common Stock equal to $300,000 divided by the initial public offering price (rounded to the nearest whole share), provided, however, that in no event shall the number of shares of Common Stock exceed 3% of the number of Fully Diluted Shares Outstanding as of such date. GPGE makes the representations, warranties and covenants set forth in Exhibit C to this Agreement in connection with its acquisition of the Common Stock. GPGE agrees not to Transfer any of such shares prior to the end of one year from the date of the Initial Public Offering.

     (e) Golf One shall be solely responsible for and shall pay all taxes and duties of whatsoever nature (except for income taxes payable by GPGE in respect of monies received under this Agreement including any estimated income tax payment) and GPGE shall have no responsibilities or liability therefor.

3. BOOKS AND RECORDS

     (a) Golf One agrees to keep accurate books and records covering all transactions relative to this Agreement. At any time within two (2) years after any Royalty Statement is rendered to GPGE hereunder, upon reasonable prior notice, GPGE shall have the right to examine Golf One's books and records to the extent reasonably necessary to determine the accuracy and completeness of the information on such Statement or sales invoice and compliance by Golf One with the Agreement. Such examination shall be made during Golf One's usual business hours at the place where such books and records are maintained. Except as provided in


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Section 3(b), such examination shall be at the cost and expense of GPGE. In no event, however, shall GPGE have the right to examine Golf One's books and records more than one time per six-month period.

     (b) In the event that any such examination and inspection for any quarter or quarters (the "EXAMINED PERIOD") shall indicate that Golf One shall have underpaid GPGE's royalties by an amount in excess of three percent (3%) of the royalties which should have been paid to GPGE for the Examined Period (an "ERROR"), Golf One shall pay the reasonable costs of such inspection and examination, up to $10,000 per examination. Golf One shall have the right to retain its own independent third party arbitrator to make a separate and independent inspection and examination. In the event that either GPGE's examination or Golf One's third party examination reveals no Errors, GPGE shall be solely responsible for all costs of the inspection and examination. Acceptance of any sum by or on behalf of GPGE from Golf One shall not in any manner be construed as a waiver by GPGE of any claim pertaining to the validity of the computation of such payment nor a waiver of any breach by Golf One of any provision of this Agreement.

     (c) GPGE agrees, on behalf of itself and each GPGE Representative, that each GPGE Representative (i) will treat confidentially all Confidential Information, (ii) will not disclose any Confidential Information to any other Person except other GPGE Representatives who are necessary to assist in the examination, and (iii) will not use any of the Confidential Information for any reason or purpose other than to determine compliance by Golf One with the provisions of this Agreement. GPGE agrees to be responsible for, and indemnify and hold Golf One harmless


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from, any consequences from failure of any GPGE Representative to comply with the requirements of this Section 3(c).


4.   RIGHT OF FIRST REFUSAL

     (a) GPGE may not license the right to use the Mark in the Exploitation of Direct Marketing Products on a Direct Marketing Basis in any territory (an "ADDITIONAL TERRITORY") outside of the Licensed Territory without first offering to Golf One such license. Such offer shall be made by written notice from GPGE to Golf One, which notice shall set forth the principal terms and conditions of such license, including, without limitation, the royalty rate and any minimum royalty. Golf One shall have 30 days from receipt of such notice to advise GPGE whether it desires to accept such license and must demonstrate to the reasonable satisfaction of GPGE that it (either alone or with one or more partners) will be able to Exploit the Mark in such Additional Territory. If Golf One indicates that it desires to accept such license, the parties shall execute and amendment to this Agreement reflecting any material terms and conditions of such license, provided, however, that the term of such license shall be the "Term" of the Right under this Agreement. If Golf One does not notify GPGE within such 30-day period that it desires to accept such license, GPGE may, at any time within 90 days following such 30-day period, grant to another Person the license to use the Mark in connection with the Exploitation on a Direct Marketing Basis of Direct Marketing Products in such additional territory on terms and conditions not less favorable to GPGE than set forth in such notice; provided, however, that such license agreement shall contain appropriate safeguards and other protections which prohibit such licensee from using the Mark in any capacity other than through the Exploitation of Direct


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Marketing Products on a Direct Marketing Basis in such Additional Territory and shall give GPGE the right to terminate such license if such prohibitions are violated (and GPGE agrees to terminate such license in such event). Promptly following the grant of any such license, GPGE shall notify Golf One of the license, the name of the licensee, the Additional Territory covered by the license and the terms and conditions of the license.

5.   THE MARK

     (a) The parties shall agree on such logos, symbols, designs, service marks and trademarks as may be appropriate to fully Exploit the use of the words "by Gary Player" in connection with Direct Marketing Products, all of which logos, symbols, designs, service marks and trademarks shall be deemed to be part of the "Mark."

     (b) The parties recognize and acknowledge that consumer preferences for golf clubs change over time, as a result of changing golf club technology, changing preferences for appearance (size, weight, style, color, etc.) and other factors. The parties presently anticipate that Golf One and GPGE shall respond to these changing preferences by modifying the golf clubs (and, as necessary, Golf Accessories). To promote such modifications, and to distinguish the "old" from the "new" line of golf clubs, Golf One may use derivations of any existing name which indicate new models or versions of such clubs. These derivations are all deemed to be part of the "Mark".

     (c) GPGE and Golf One also recognize and agree that to changes in consumer preferences for the reasons described above may be so significant that a name may lose its marketing appeal as being associated with obsolete, outdated or technologically inferior golf


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clubs. In such circumstances, a derivative name as contemplated by Section 5(b)
above may not be sufficient to distinguish the existing line of clubs from a new line. In such circumstances, the parties agree to identify and utilize another name including the name "by Gary Player," including related symbols, designs, logos, service marks and trademarks for the Direct Marketing Products. GPGE will not unreasonably withhold its approval of any new name selected by Golf One. Under no circumstances shall any new name, logo, symbol, design, service mark or trademark be a name, symbol, logo, design, service mark or trademark which is otherwise used by GPGE.

     (d) GPGE and Golf One acknowledges that they contemplate creating a new line of golf clubs incorporating the Mark at least every 18 months during the Term of this Agreement.

     (e) Golf One may, but shall not be obligated to, at its cost and expense cause each Mark to be registered in the name of GPGE in the United States at the United States Patent and Trademark Office and in any other country or jurisdiction in the Licensed Territory. GPGE shall cooperate with Golf One in such registrations (including executing all such filings).

6.   RESTRICTIONS

     (a) Golf One recognizes the great value of the goodwill associated with the Mark and acknowledges that it has no rights with respect to such Mark except as set forth herein. Other than as set forth herein, all use thereof shall inure to the benefit of GPGE. All rights with respect to the Mark not licensed hereunder are expressly reserved by, and for, GPGE.

     (b) Other than for reasonable and necessary use of the Mark in connection with Exploitation on a Direct Marketing Basis of Direct Marketing Products, Golf One will not enter


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 into any agreement relating to the Mark and/or GPGE for commercial tie-ups relating to the Direct Marketing Products, nor will Golf One give away any Direct Marketing Products as premiums or otherwise except in the normal course of business without GPGE's prior written consent. It is understood that the normal course of business includes the creation and distribution of Golf Accessories. Notwithstanding the foregoing sentence of this sub-paragraph, in the event Golf One is unable to sell the Direct Marketing Products through normal wholesale or retail commercial channels by virtue of the Direct Marketing Product(s) being damaged goods (i.e. smoke, flood or similar catastrophe), Golf One and GPGE shall mutually agree on an appropriate method of disposition of such goods; provided, that the appropriate royalties are computed and paid to GPGE as elsewhere herein provided on sales of such damaged goods; and provided, further, that such method of disposition shall not unreasonably disparage the Mark.


     (c) Golf One, pursuant to this Agreement, shall manufacture Direct Marketing Products which conform to the standards and specifications required by this Agreement. Any golf clubs constituting Direct Marketing Products shall conform to U.S.G.A. specifications. Golf One and GPGE agree to develop a standard form for GPGE's approval of components and suppliers which shall include, but not be limited to, specifications and manufacturing standards. GPGE shall not unreasonably withhold its approval in any circumstance. GPGE shall cooperate with Golf One in identifying appropriate sources for components of Direct Marketing Products and Golf Accessories and shall assist where possible and reasonable in the design of golf clubs constituting Direct Marketing Products; provided, however, that Golf One shall be primarily responsible for sourcing. In the event Golf One breaches the foregoing provisions of this Section


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6, GPGE shall deliver written notice of same to Golf One, setting forth in reasonable detail the alleged violation by Golf One. Golf One shall thereupon have thirty (30) days in which to cease such violation or completely cure such breach in accordance with the provisions of Section 16(b) below. It is specifically understood and agreed that Golf One's provision of notification to the manufacturer of its product regarding any of the foregoing alleged violations constitutes immediate cessation of production and cure of any such breach by Golf One.


 7.  GOLF ONE'S ADDITIONAL RESPONSIBILITIES

     (a) It is the essence of this Agreement that Golf One shall manufacture, distribute and sell the Direct Marketing Products in an ethical manner and in accordance with the provisions and the intent of this Agreement, and shall not willfully engage in unfair or anti-competitive business practices. The Direct Marketing Products shall be manufactured, distributed and sold in accordance in all material respects with all applicable international, national, federal, state and local laws, treaties and government orders and regulations. Golf One's policy of sale, distribution, and exploitation shall be of a high standard and such policy shall in no manner reflect materially adversely upon GPGE.

     (b) Golf One shall not cause or permit any expenses to be charged to GPGE without GPGE's prior approval in writing in each instance.


     (c) Golf One shall exercise its best efforts to manufacture sufficient quantities of the Direct Marketing Products to meet the market demand for them and shall diligently and continuously distribute and offer for sale the Direct Marketing Products to fulfill the orders for them; provided, however, that this shall not prevent Golf One from determining not to

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manufacture or offer for sale certain Products for reasons deemed advisable by
Golf One, including, without limitation, that the Products are outdated or obsolete or that it is not economic to continue to carry that line in light of weak product demand, increasing manufacturing, marketing and sale costs and/or the profit margin is not consistent with Golf One's general requirements or opportunity costs.

     (d) Golf One shall not have the Direct Marketing Products manufactured for it by a third party unless said third party enters into an agreement with Golf One making it subject to the terms of Section 6(c) of this Agreement.

     (e) Golf One hereby indemnifies and agrees to hold GPGE and its successors and affiliates harmless from any and all claims, losses, costs, damages, liabilities and expenses (including attorneys' fees and court costs) suffered or incurred by GPGE arising out of breach by Golf One of any warranty, representation or covenant hereunder. GPGE shall give Golf One prompt notice of any third party claim or suit for which Golf One may incur indemnity liability hereunder. Golf One shall have the option to undertake and conduct the defense of any claim made or suit so commenced. GPGE shall not settle any such claim or suit without Golf One's prior written consent. Golf One may not settle any claim or suit without GPGE's prior written consent, which written consent will not be unreasonably withheld, unless such settlement involves only the payment of money, which payment is made by Golf One.


8.   PROTECTION OF THE MARK

     Golf One shall take all action reasonably necessary or desirable to protect the Mark in accordance with this Section 8. Each party hereto shall notify the other in writing of any


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infringement or imitation of the Direct Marketing Products and/or the Mark which come to such party's attention. At GPGE's reasonable request Golf One shall take, at Golf One's expense, all reasonable steps short of litigation to stem the flow of material infringements on the Direct Marketing Products and/or the Mark. Golf One shall have the right to commence or prosecute any products, suits, actions or proceedings in its and/or GPGE's name and shall notify GPGE in writing of any infringements or imitations by others of the Mark or any elements thereof which may come to Golf One's attention and upon which Golf One desires to litigate. GPGE shall also have such right. If both parties desire to litigate such infringement, they shall cooperate and each shall bear and pay one-half of the expense. GPGE shall from time to time at the request of Golf One execute, file and/or record such notices, applications or documents with various governmental agencies (such as the United States Copyright Office and United States Patent and Trademark Office) which would enable Golf One to maintain such actions in its own name. Golf One shall not enter into any settlement of any claim, suit, action or proceeding without GPGE's approval which shall not be unreasonably withheld. All monetary recoveries of any such claim, suit, action or proceeding commenced or prosecuted by Golf One, GPGE or Golf One and GPGE together shall be applied first to reimburse the parties for their actual out-of-pocket costs and expenses in connection with such claim, action, suit or proceeding, and then shall be shared based on the actual costs and expenses incurred by each party in such claim, action, suit or proceeding.
Notwithstanding the foregoing, in the event of any matter arising out of misrepresentation by GPGE, GPGE shall bear all costs and expenses of such proceeding and shall be entitled to any monetary recovery.

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9.   GPGE'S WARRANTIES AND COVENANTS

     (a) GPGE warrants and represents as follows: (i) GPGE has all right, power and authority to enter into this Agreement and grant the Right; (ii) GPGE has all rights to use the Mark in the Exploitation of Direct Marketing Products;
(iii) except pursuant to the Right, no Person has any right to use the Mark in the Exploitation of Direct Marketing Products or to Exploit the Direct Marketing Products, and there are no licenses presently outstanding for the use of the Mark in the Exploitation of the Direct Marketing Products; (iv) the Exploitation of the Mark and Direct Marketing Products as contemplated by this Agreement will not violate or infringe upon the rights (including, but not limited to, the Intellectual Property Rights) of any Persons in the Licensed Territory, including, but not limited to, North America and any other territory in which GPGE or any licensee of GPGE has previously Exploited the Mark and/or Direct Marketing Products and, to the best knowledge of GPGE, any other territory; (v) all existing Direct Marketing Products were developed, produced and manufactured in accordance with all laws and regulations and do not infringe upon or violate the rights (including Intellectual Property Rights and rights of privacy) of any Person, (vi) except as set forth in Schedule A with respect to Gary Player, the Exploitation of any existing Direct Marketing Products as contemplated by this Agreement, including the use of the Artwork in connection therewith, will not require any payments to GPGE, Player, any Affiliate of GPGE or Player, or any director, officer or employee of GPGE; and (vii) set forth in Schedule A is a true and correct list of all registrations of the Mark and the jurisdictions in which the Mark is registered.


(b) GPGE agrees that from and after the date hereof until the expiration or


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termination of this Agreement, GPGE shall not directly or indirectly use the
Mark in the Exploitation of any Direct Marketing Products, or Transfer any right to use the Mark in the Exploitation of Direct Marketing Products.

     (c) GPGE hereby indemnifies and agrees to hold Golf One and its successors and affiliates harmless from any and all claims, losses, costs, damages, liabilities and expenses (including attorneys' fees and court costs) suffered or incurred by Golf One arising out of breach by GPGE of any warranty, representation or covenant hereunder or any action or inaction of Player or any Affiliate of GPGE if such action or inaction would have constituted a breach of any warranty, representation or covenant had such member been a party to this Agreement and made the representations, warranties and covenants of GPGE hereunder. Golf One shall give GPGE prompt notice of any third party claim or suit for which GPGE may incur indemnity liability hereunder. GPGE shall have the option to undertake and conduct the defense of any claim made or suit so commenced. Golf One shall not settle any such claim or suit without GPGE's prior written consent. GPGE may not settle any claim or suit without Golf One's prior written consent, which written consent will not be unreasonably withheld, unless such settlement involves only the payment of money, which payment is made by GPGE.


     (d) Subject to medical impairments rendering Player unable to perform, GPGE agrees to cause Player to appear in a minimum number of videos, infomercials and Programs as set forth in Schedule A attached hereto. GPGE represents that it has the power and authority to cause Player to be so available and that Player is not presently subject to any medical impairment or condition which could result in a medical impairment rendering him unable to perform.

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     (e) Under no circumstances whatsoever during the Term of this Agreement, or any extensions, will GPGE, either itself or in conjunction with any other party, directly or indirectly, compete with, or circumvent or infringe upon, Golf One"s direct marketing and/or Exploiting of any Direct Marketing Products and/or the Mark.

10.  SAMPLES

     (a) Golf One shall submit to GPGE no less than three (3) prototype samples of each Direct Marketing Product together with Packaging for GPGE's written or faxed approval. GPGE's response to said request for approval shall occur within fifteen (15) business days after receipt of samples; failure to disapprove such request within such 15-day period shall be deemed approval. Golf One shall not manufacture, distribute, advertise, or sell any type of Direct Marketing Product unless and until GPGE shall have approved (or been deemed to approve) said type of Direct Marketing Product and type of Packaging in writing in each instance, which approval shall not be unreasonably withheld.

     (b) Golf One shall provide GPGE with up to an aggregate of ten (10) samples of each type of Direct Marketing Product and the Packaging at no charge to GPGE.

     (c) Golf One shall sell GPGE additional quantities of Direct Marketing Products, not to exceed five (5) sets of golf clubs during every six-month period, upon receipt of GPGE's written request therefor, at the Component Cost plus Ten Percent (10%); such sales shall not be subject to royalties under this Agreement.

11.  RESERVATION OF RIGHTS

     GPGE reserves all rights pertaining to the Mark except as specifically granted to Golf

One hereunder. GPGE acknowledges that it has not reserved any rights except following expiration or termination of the Right and as contemplated by Section 17 of this Agreement.

12.  ARTWORK

     (a) GPGE shall furnish Golf One all necessary Artwork for Exploitation of Direct Marketing Products. Golf One shall have the right to use the Artwork to Exploit the Right on a royalty-free basis except for the royalties expressly provided in Section 2 of this Agreement. All Artwork of any celebrities which may be furnished to Golf One hereunder and not embodied in Direct Marketing Products or utilized for advertising purposes shall be returned to GPGE. GPGE shall own and retain the common-law and statutory, if any, copyright in each and all Artwork furnished. Golf One shall not make or cause to be made any additional prints for any purpose whatsoever without approval from GPGE, which approval shall not be unreasonable withheld, and upon GPGE's request, Golf One shall deliver to GPGE the negatives of all such unused photographs.

     (b) In the event GPGE produces or causes the production of, or otherwise creates or causes the creation of, Artwork and related designs and layouts for the use and at the prior written request of Golf One, then Golf One shall reimburse GPGE for all reasonable costs incurred, including but not limited to, insurance and shipping of any such items, and the reproduction of such items by GPGE, within 30 days of written request therefor by GPGE.

13.  COPYRIGHT/TRADEMARK NOTICES

     Golf One shall print, stamp or mold such notices of trademark, service mark and copyright which GPGE may reasonably from time to time designate on each Direct Marketing

Products newly produced hereunder, each package or container used in connection therewith and all advertisements pertained thereto.

14.  INSURANCE

     GPGE represents that it maintains standard product liability insurance with an aggregate coverage of not less than $5,000,000, providing reasonable protection against any all claims, demands and causes of action arising out of defects or failure to perform, alleged or otherwise, of products. GPGE shall cause Golf One to be a named insured under such policy, and shall provide to Golf One evidence thereof. Such policy or binder shall provide that the policy may not be canceled, or Golf One deleted as a named insured, without at least 30 days prior written notice to Golf One. Within 30 days following receipt of such evidence and a copy of the premium notice, Golf One shall reimburse GPGE for the additional premium which GPGE must pay as a result of causing Golf One to be a named insured under GPGE's policy for aggregate coverage of $5,000,000. Golf One may, by written notice to GPGE, at any time during the Term, advise GPGE that it has obtained product liability insurance for coverage of not less than $5,000,000, in which case GPGE may remove Golf One as a named insured and shall reimburse Golf One for any premium which Golf One paid which is returned by the insurance company or would have been returned had GPGE caused the insurance company to remove Golf One as a named insured.

15.  INVENTORY ON TERMINATION

     Upon the expiration or earlier termination of this Agreement, Golf One shall provide GPGE with a statement indicating the remaining Direct Marketing Products in inventory, in process of manufacture or subject to non-cancelable orders as of said expiration or termination date ("REMAINING PRODUCTS") and Golf One's cost or estimated cost of the Remaining Products including shipping. Golf One shall have the right to sell any Remaining Products for a period of six (6) months after expiration or earlier termination of this Agreement and shall account to GPGE for any such sales during said sell-off period in the manner provided in this Agreement. Notwithstanding the foregoing, Golf One shall not have the right, other than with respect to Remaining Products, to manufacture any additional items of Direct Marketing Product or issue any further licenses with respect to said Direct Marketing Products. Golf One shall account for and pay royalties to GPGE for any income collected as a result of sales of the Direct Marketing Products which income may be received or otherwise paid or collected by Golf One subsequent to said sell-off period. Upon the expiration of such sell-off period, Golf One shall destroy any remaining inventory and shall certify same by sworn affidavit executed by the appropriate officer of Golf One.

16.  TERMINATION

     (a) Golf One shall have the right, upon thirty (30) days prior written notice to GPGE, to terminate this Agreement in the event that governmental regulations or other causes arising out of a state of national emergency or war, or causes beyond Golf One's control, render Golf One's performance under this Agreement materially impaired. In the event of such termination, the sell-off provisions of Section 15 above shall apply.

     (b) In the event that either party defaults in any material respect under any of the material terms or conditions set forth herein, including but not limited to payments, the injured party shall send a thirty (30)-day notice (ten (10)-day notice if the alleged default is non-payment of money) to cure by either certified or registered mail return receipt requested to the defaulting party. Failure by the defaulting party to cure the default within thirty (30) days (or ten(10) days if the alleged default is non-payment of money) of receipt of the notice to cure shall give the right to the injured party, in its sole discretion, to terminate this Agreement in its entirety.

     (c) If Golf One does not meet the Minimum Sales Requirement for two consecutive Royalty Years, GPGE shall have the right to terminate this Agreement by written notice to Golf One within 60 days following the end of the second such Royalty Year.

     (d) The termination of this Agreement for any reason will not have any effect on: (i) the legal rights of GPGE to collect any amounts due and owing under this Agreement or to collect royalties for all components sold by Golf One subsequent to termination of this Agreement in the event the GPGE is not the defaulting party and there are no offsets in favor of Golf One against such amounts; and (ii) the rights of Golf One to sell its remaining inventory in accordance with Section 15 hereof or Golf One"s rights to indemnification under
Section 7 hereof.

     (e) Notwithstanding any termination of this Agreement, Golf One shall continue to account to GPGE pursuant to the provisions of this Agreement, for all sums which may be due and payable to GPGE.

     (f) If GPGE files a petition in bankruptcy or is adjudicated bankrupt, or becomes insolvent or makes an assignment for the benefit of creditors or other similar arrangement or discontinues business, or if a receiver is appointed for it or its business, this Agreement shall not terminate upon the occurrence of any such event and GPGE shall not have the authority to Transfer any rights of any nature for the use of the Mark or any Direct Marketing Product in conflict with this Agreement or to reject any rights hereunder.

     (g) If Golf One files a petition in bankruptcy or is adjudicated bankrupt, or becomes insolvent or makes an assignment for the benefit of creditors or other similar arrangements or discontinues business, or if a receiver is appointed for it or its business, this Agreement shall terminate upon the occurrence of such event.

17.  RETAIL SALES BY GPGE

     (a) The parties acknowledge that they contemplate developing a new line of golf clubs containing the Mark at least every 18 months during the term of this Agreement, as set forth and contemplated in Section 5 of this Agreement. GPGE shall have the right, but not the obligation, to market and sell on a retail basis each line of golf clubs containing the Mark (a "LINE") on the later to occur of: (i) with respect to the first Line (A) the earlier to occur of June 30,1998 or 18 months following the date Golf One first has Net Receipts from sales of such Line; and (B) the date Golf One first has Net Receipts from a second line of golf clubs containing the Mark; and (ii) with respect to each subsequent Line (A) 18 months following the date Golf One first has Net Receipts from sales of such Line; and (B) the date Golf One first has Net Receipts from a subsequent line of golf clubs containing the Mark. GPGE acknowledges that none of such clubs may be sold directly or indirectly by GPGE or Persons purchasing for GPGE on a Direct Marketing Basis. Notwithstanding the foregoing, GPGE shall have the right to market and sell a line of golf clubs 18 months after the date Golf One first has Net Receipts with respect to such line if Golf One has not proposed a new line of golf clubs prior to the end of such 18-month period (regardless of whether GPGE approves such line or the mark or name proposed for such line).

     (b) At any time after the date GPGE has the right to effect retail sales of a Line of golf clubs, GPGE may place an order to purchase clubs from Golf One. Golf One agrees to sell each set of clubs to GPGE at a price equal to the sum of: (i) lesser of: (A) the Component Cost of such clubs divided by 70%, or (B) 30% of the latest suggested retail sales price of the clubs as published by Golf One, and (i) all shipping and insurance charges in connection with delivery of such clubs.

     (c) GPGE shall pay the purchase price for each set of clubs which it orders no later than 45 days from the later to occur of: (i) the date Golf One delivers an invoice for the set of clubs; and (ii) the date the set of clubs is shipped to GPGE.

     (d) Golf One shall be entitled to offset against all amounts due GPGE under this Agreement, the amount of any outstanding invoices for golf clubs purchased by GPGE which are more than 45 days past due, provided that such clubs have been shipped to GPGE prior to the date of such offset.

18.  NOTICES

     Notices by either party to the other shall be given by certified or registered mail, return receipt requested, by telegram with proof of delivery, by confirmation, all charges prepaid, by overnight delivery service charges prepaid, or by facsimile transmission. All statements, payments and notices shall be given at the respective addresses of GPGE and Golf One as set forth in the first page of this Agreement unless written notice of change of address is given. Courtesy copies of any notice to GPGE shall be sent to law offices of Holland & Knight, Orlando, Florida. Any notice shall be deemed effective upon receipt.

19.  INDEPENDENT RELATIONSHIP

     This Agreement does not constitute and shall not be construed to constitute an agency, a partnership, a joint venture or employment agreement between GPGE and Golf One. Golf One shall not have authority to obligate or bind GPGE in any manner whatsoever, subject to the provisions stated herein and only as GPGE may specifically approve in writing prior thereto. GPGE and Golf One shall be deemed independent contractors in all respects.

20.      ASSIGNMENTS

         GPGE may assign its rights under this Agreement to any person, firm, partnership or corporation which is able to, and does, warrant and represent ownership of all rights warranted and represented by GPGE herein and which shall be obligated to all of the terms of this Agreement as GPGE and which shall enter into a binding written agreement with Golf One to that effect; provided, however, that GPGE may assign its rights to payments under this Agreement; and provided further that any such assignment shall not act to relieve GPGE of its obligations and duties under this Agreement. Notwithstanding the foregoing, none of Player's obligations hereunder may be assigned as all such obligations are unique and personal and the parties agree that they cannot be performed by anyone other than Player. Golf One shall not assign to anyone the right to manufacture, market and sell any Direct Marketing Product without the prior written consent of GPGE, which consent will not unreasonably be withheld and provided that such Person enters into such agreements as are contemplated by this Agreement. Notwithstanding the foregoing, all rights and obligations of Golf One under this Agreement may be assigned to any subsidiary, to any entity controlled directly or indirectly by the Person(s) in control of the Person holding the Right, or in connection with the merger or the sale of all or substantially all of the assets by the Person(s) holding the Right; provided, however, that in connection with any such merger or sale the surviving party in the merger, if other than such

Person, or the purchaser in connection with the sale, is not an Excluded Purchaser. For purposes of this Agreement, an "EXCLUDED PURCHASER" is a Person:
(i) whose sales of golf clubs in the United States exceeded 10% of the total sales of golf clubs in the United States during the calendar year prior to the sale or merger date, based on industry reports (or, if no such report is available for such prior calendar year, the most recent prior calendar year for which such report is available); (ii) whose corporate name includes the name of any recognized professional golfer; or (iii) which has over 25% of its capital stock owned by a recognized professional golfer. Any assignee permitted pursuant to the terms of this Section 20 must be capable of fulfilling all terms of this Agreement and, further any such assignment shall not act to relieve the assignor of its obligations and duties under this Agreement.

21.  APPROVALS


     Any approvals required by GPGE or requested of GPGE pursuant to the terms hereof shall be given by facsimile or certified mail to Golf One within a reasonable time from date of receipt by GPGE of the materials required for it to determine whether or not approval shall be rendered. In the event no response by GPGE is made within thirty (30) days from receipt of said materials, the approval requested by Golf One shall be deemed given by GPGE.


22.  CONSTRUCTION


     This Agreement shall be governed and construed under and in accordance with the laws of the State of Florida. Each party hereto agrees to submit itself to the jurisdiction of the Federal or State courts located in Palm Beach and Florida in any action which may arise out of this Agreement and said courts shall have exclusive jurisdiction over all disputes between GPGE and Golf One pertaining to this Agreement and all matters related thereto. In this regard, any process in any action or proceeding commenced in the courts of the State of California or the Federal

Courts therein arising out of any claim, dispute or disagreement under this Agreement may, among other methods, be served upon any party by delivering or mailing the same, via registered or certified mail, addressed to either party at the address provided herein for notices; and such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of California or the State of Florida.


23.  CUMULATIVE REMEDIES

     The rights and remedies granted hereunder are cumulative and the exercise of any one or more of said remedies shall not act to waive any right of GPGE to exercise any other remedies available to it herein or otherwise as a matter of law.

24.  COUNTERPARTS

     This Agreement may be signed in counterparts by the parties and when each party has executed an identical copy of this Agreement, the Agreement shall become a binding and enforceable instrument with the same force and effect as if all parties hereto had executed the same copy of the Agreement.

25.  MISCELLANEOUS

     This Agreement constitutes the entire understanding between the parties hereto and shall not be modified or amended unless in writing signed by both parties hereto. The delay or failure of either party to enforce any of said party's rights under this Agreement shall not be deemed a continuing waiver of such rights and said party may, within such as is provided by applicable law, commence appropriate suits, actions or proceedings to enforce any or all such rights.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                                GARY PLAYER GOLF EQUIPMENT, INC.


                                                By:_____________________________

                                                Its:____________________________



                                                GOLF ONE INDUSTRIES, INC.


                                                By:__________________________

                                                Its:______________________

                    SCHEDULE A TO DIRECT MARKETING AGREEMENT

                                     BETWEEN

         GARY PLAYER GOLF EQUIPMENT, INC. AND GOLF ONE INDUSTRIES, INC.



1.   TERM - Five (5) years with options to renew for three (3) successive five
(5) year terms (provided that the Agreement has not been terminated by GPGE because of breach or default by Golf One). In connection with each renewal, Golf One and GPGE shall in good faith consider each other's requests for modifications of the terms of this Agreement designed to improve the operation and overall effectiveness of the Exploitation of the Right; provided, however, that neither party shall be obligated agree to any change.

2.   VIDEOS, INFOMERCIALS AND PROGRAMS:

GPGE represents that Gary Player ("Player") agrees to be available for and appear in (and GPGE will so cause Player to be available for and appear in) a minimum of two (2) Infomercials in the first 12 months following the execution of this Agreement and a minimum of one (1) Infomercial in each 12 month period thereafter for the Term of this Agreement, for up to a maximum of two (2) days. Player shall also be available for up to one day (or at Player's election, two half days) per year for videos for the promotion of Direct Marketing Products. Player shall be available during normal business hours for the requisite amount of time at some time within 90 days of request therefor from Golf One, if such availability can be anywhere in the world, or within six months of request therefor from Golf One, if such availability is required to be in the United States. The need for subsequent promotional videos and Infomercials shall be determined on a mutual basis.

     Golf One shall have final script approval for any and all videos and Infomercials provided, however, that Golf One shall permit GPGE to review all scripts and shall revise scripts pursuant to reasonable objections from GPGE. Videos and Infomercials produced hereunder shall be produced and distributed in accordance with and adhere to policies, procedures and standards established by Golf One in consultation with GPGE, including, but not limited to, methods of telemarketing, which shall include verification procedures to ensure consistent and professional delivery of services which are equal to or greater than the minimum standard acceptable in the respective industry. The copyright to all videos and Infomercials shall be owned by Golf One.

     Player shall be entitled to $25,000 for the two days of service ($12,500 per day) during the first 12 months following the execution of the Agreement, and shall be entitled to the Daily Fee for each additional day of service during the Term. The Daily Fee, which shall be payable on the day of service, shall be $25,000 for each day during the first three years of the Term, $35,000 for each day during the second three years of the Term, $50,000 for each day during the third three years of the Term and $70,000 for each day during the fourth three years of the Term and $90,000 for each day during any additional years of the Term. In addition, if Golf One requires such service to be performed in a location (the "Services Location") which is more than 100 miles from the location Player was otherwise scheduled to be, Player shall be entitled to first class transportation to and from the Services Location and first class accommodations at the Services Location during the period he is required to perform the services.

     For these purposes, a "day" shall be considered 8.5 hours, and shall include two 15 minute breaks and a one-hour lunch break.

3. COPYRIGHT REGISTRATIONS, TRADEMARK REGISTRATIONS AND PATENTS (OR PATENTS PENDING)

         None

                     EXHIBIT B TO DIRECT MARKETING AGREEMENT

                                     BETWEEN

         GARY PLAYER GOLF EQUIPMENT, INC. AND GOLF ONE INDUSTRIES, INC.


               Hypothetical Calculation of Royalty Payments Assume:


                                      Net Receipts       Cumulative
                                      ------------       ----------
         Q1                               $500,000         $500,000
         Q2                             $1,000,000       $1,500,000
         Q3                             $2,000,000       $3,500,000
         Q4                             $1,000,000       $4,500,000


Royalty Calculation:

      Q1    Greater of 7% ($500,000) - (7% x 35% x $500,000)                        $22,750
                                       or 1 x $50,000                                50,000
                                                                                     ------
                                                                                     50,000
                     Minus Prior Royalties                                                0
                                                                                     ------
                                       Royalties paid Q1                            $50,000
                                                                                     ======
      Q2    Greater of 7% ($1,500,000) - (7% x 35% x $1,000,000)                   $ 80,500
                                       or 2 x $50,000                               100,000
                                                                                    -------
                                                                                    100,000
                     Minus Prior Royalties                                           50,000
                                                                                     ------
                                       Royalties Paid Q2                           $ 50,000
                                                                                   ========
      Q3    Greater of 7% ($3,500,000) - (7% x 35% x $2,000,000)                   $196,000
                                       or 3 x $50,000                               150,000
                                                                                    -------
                                                                                    196,000
                     Minus Prior Royalties                                          100,000
                                                                                     ------
                                       Royalties Paid Q3                           $ 96,000
                                                                                     ======
      Q4    Greater of 7% ($4,500,000) - (7% x 35% x $1,000,000)                   $290,500
                                       or 4 x $50,000                               200,000
                                                                                    -------
                                                                                    290,500
                     Minus Prior Royalties                                          196,000
                                                                                    -------
                                       Royalties Paid Q4                           $ 94,500
                                                                                   ========

                     EXHIBIT C TO DIRECT MARKETING AGREEMENT

                                     BETWEEN

         GARY PLAYER GOLF EQUIPMENT, INC. AND GOLF ONE INDUSTRIES, INC.

Representations in connection with acquisition of right to receive Common Stock of Golf One.

      GPGE represents, warrants and agrees as follows:

         (i) it has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the shares (the "SHARES") of Common Stock of Golf One and has the capacity to protect its own interest in connection with the purchase of the Shares;

         (ii) it has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and foreseeable contingencies, has no need now, and anticipates no need in the foreseeable future, to sell the Shares and is able to hold the Shares for an indefinite period of time;

         (iii) it is purchasing the Shares for its own account and not with a view to or for sale in connection with any resale or distribution of such Shares in violation of the Securities Act;

         (iv) at no time was it presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicitation for the purchase of the Shares;

         (v) it understands that the Shares it acquires must be held indefinitely unless the Transfer of such Shares is registered under the Securities Act and that transferability of the Shares will be limited as provided by this Agreement and applicable federal and state securities laws;

         (vi) it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act;

         (vii) it and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Golf One and its offices and facilities, have been afforded an opportunity to ask such questions of Golf One's officers and employees concerning Golf One's business, operations, financial condition, assets, liabilities and other relevant matters as it has deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein;

         (viii) it agrees not to Transfer the Shares, or any interest therein, except pursuant to an effective registration statement under the Securities Act or unless Golf One shall have received a written opinion of counsel, in form and substance satisfactory to Golf One, to the effect that the Transfer may be effected without registration under the Securities Act; as a further condition to any such disposition, except in the event that such disposition is made pursuant to an effective registration statement under the Securities Act, if in the opinion of Golf One's counsel any disposition of the Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, Golf One may require the contemplated transferee to furnish it with an investment letter setting forth such information and agreements as may be reasonably requested by it to insure compliance by such transferee with the Securities Act;

     (ix) It understands and agrees that the following statement will be affixed as a legend on all certificates representing the Shares:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE ISSUER, IS AVAILABLE.

                                TABLE OF CONTENTS



1.    Grant of Rights; Definitions..............................................................................  2
2.    Consideration.............................................................................................  6
3.    Books and Records.........................................................................................  8
4.    Right of First Refusal.................................................................................... 10
5.    The Mark.................................................................................................. 11
6.    Restrictions.............................................................................................. 12
7.    Golf One's Additional Responsibilities.................................................................... 14
8.    Protection of the Mark.................................................................................... 15
9.    GPGE's Warranties and Covenants........................................................................... 16
10    Samples .................................................................................................. 18
11.   Reservation of Rights..................................................................................... 19
12.   Artwork................................................................................................... 19
13.   Copyright/Trademark Notices............................................................................... 20
14.   Insurance................................................................................................. 20
15.   Inventory on Termination.................................................................................. 21
16.   Termination............................................................................................... 22
17.   Retail Sales by GPGE...................................................................................... 23
18.   Notices................................................................................................... 25
19.   Independent Relationship.................................................................................. 25
20.   Assignments............................................................................................... 25
21.   Approvals................................................................................................. 27
22.   Construction.............................................................................................. 27
23.   Cumulative Remedies....................................................................................... 27
24.   Counterparts.............................................................................................. 28
25.   Miscellaneous............................................................................................. 28

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

                               FEBRUARY 28, 1997



     Reference is made to that certain Direct Marketing Agreement (the "Agreement") dated October 31, 1996 by and between Golf One Industries, Inc. ("Golf One") and Gary Player Golf Equipment, Inc. Golf One does hereby assign all of its right, title and interest in and to the Agreement to Gran Prix Marketing, Inc., a California corporation (a wholly owned subsidiary of Golf
One), and Gran Prix hereby assumes all of the duties and obligations of Golf One under the Agreement.



                                        GOLF ONE INDUSTRIES, INC.


                                        By:  /s/  illegible signature
                                             -------------------------------
                                        Its:      President
                                             -------------------------------



                                        GRAN PRIX MARKETING, INC.


                                        By:  /s/  illegible signature
                                             -------------------------------
                                        Its:      President
                                             -------------------------------